UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2008

Peoples Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-29949	31-1686242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 West Chester Road

West Chester, Ohio 45069

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (513) 870-3530

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 16, 2008, Peoples Community Bancorp, Inc. (the “Registrant”) received written notification from the Nasdaq Listings Qualifications Department (“Nasdaq”) that, as a result of the expiration of Mr. Donald L. Hawke’s term, the Registrant’s board of directors no longer complied with Nasdaq Marketplace Rule 4350, which requires that a majority of the board of directors must be comprised of independent directors as defined in Nasdaq Marketplace Rule 4200.

The Registrant has appointed Mr. Hawke, an independent former director, to serve on the board of directors as a member of the class of directors whose terms expire in 2010. Based upon this appointment, in a letter dated June 19, 2008, Nasdaq indicated that the Registrant was in compliance with all Nasdaq Marketplace Rules.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2008, Mr. Donald L. Hawke was appointed to serve on the Registrant’s board of directors. Mr. Hawke will serve on the Registrant’s Audit Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee. The Board of Directors has concluded that Mr. Hawke does not have any material relationships with the Registrant that would impair his independence.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit 99.1        Press Release dated June 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2008

PEOPLES COMMUNITY BANCORP, INC.

By:	/s/ Jerry D. Williams
Jerry D. Williams President and Chief Executive Officer